Exhibit 3.4

Execution Version

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TALOS PRODUCTION LLC

This Amended and Restated Limited Liability Company Agreement (the “Agreement”) of Talos Production LLC, a Delaware limited liability company (the “Company”), effective as of May 10, 2018, is adopted and entered into by Talos Energy Inc., a Delaware corporation (the “Managing Member”), and the parties whose names and addresses are set forth on Schedule I hereto as members of the Company (collectively with the Managing Member, the “Members”).

WHEREAS, the Company has been formed as a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (the “Delaware Act”), by filing a Certificate of Formation of the Company (the “Certificate”) with the office of the Secretary of State of the State of Delaware on November 30, 2012.

WHEREAS, a limited liability company agreement of the Company (the “Original Agreement”) was made and entered into as of November 30, 2012;

WHEREAS, the Members desire to amend and restate the Original Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed by the Members as follows:

ARTICLE I

DEFINITIONS, FORMATION AND TERM

1.1 Definitions.

“Adjusted Capital Account” means the Capital Account maintained for each Member, (a) increased by any amounts that such Member is obligated to restore or is treated as obligated to restore under Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5), and (b) decreased by any amounts described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) with respect to such Member. The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Treasury Regulation Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.

“Allocation Period” means the period (a) commencing on the date hereof or, for any Allocation Period other than the first Allocation Period, the day following the end of a prior Allocation Period and (b) ending (i) on the last day of each Fiscal Year, (ii) the day preceding any day in which an adjustment to the Book Value of the Company’s properties pursuant to subclause (b) of the definition of Book Value occurs, or (iii) on any other date determined by the Managing Member.

“Bipartisan Budget Act” means Sections 6221 through 6241 of the Code, together with any final or temporary Treasury Regulations, Revenue Rulings, and case law interpreting Sections 6221 through 6241 of the Code (and any analogous provision of state or local tax law).

“Book Value” means, with respect to any property of the Company, such property’s adjusted basis for federal income tax purposes (which, in the case of any Depletable Property, shall be determined pursuant to Treasury Regulation Section 1.613A-(e)(3)(iii)(c)), except as follows:

(a) The initial Book Value of any property contributed by a Member to the Company shall be the fair market value of such property as reasonably determined by the Managing Member as of the date of such contribution.

(b) The Book Values of all properties shall be adjusted to equal their fair market values as reasonably determined by the Managing Member in connection with (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company, (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company, (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)(1), or (iv) any other event to the extent determined by the Managing Member to be permitted and necessary to properly reflect Book Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

(c) The Book Value of property distributed to a Member shall be adjusted to equal the fair market value of such property as reasonably determined by the Managing Member as of the date of such distribution.

(d) The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) (including any such adjustments pursuant to Treasury Regulation Section 1.734-2(b)(1)), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704- 1(b)(2)(iv)(m) and clause (g) of the definition of Profits or Losses or Section 4.3(h); provided, however, that the Book Value of property shall not be adjusted pursuant to this clause (d) to the extent that the Managing Member reasonably determines an adjustment pursuant to clause (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

(e) If the Book Value of property has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Profits, Losses, Simulated Depletion and other items allocated pursuant to Article IV.

“Capital Account” means the account to be maintained by the Company for each Member pursuant to Section 3.3(a).

“Capital Contribution” means with respect to any Member, the amount of money and the initial Book Value of any property (other than money) contributed (or deemed contributed) to the Company by such Member in accordance with Article III. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of such Member’s predecessors in interest.

“Capital Interest Percentage” means, at any time of determination and as to any Member, the percentage of the total distributions that would be made to such Member if the assets of the Company were sold for their respective Book Values, all liabilities of the Company were paid in accordance with their terms (limited in the case of non-recourse liabilities to the Book Value of the property securing such liabilities), all items of Company Profit, Loss, income, gain, loss and deduction were allocated to the Members in accordance with Article IV, and the resulting net proceeds were distributed to the Members in accordance with Article V; provided, however, that the Managing Member may determine that the Members’ Capital Interest Percentages should be determined based upon a hypothetical sale of the assets of the Company for their respective fair market value as reasonably determined by the Managing Member (instead of Book Values) in order to ensure that such percentages correspond to the Members’ “proportionate interests in partnership capital” as defined in Treasury Regulation Section 1.613A-3(e)(2)(ii). The foregoing definition of Capital Interest Percentage is intended to result in a percentage for each Member that corresponds with the Member’s “proportionate interest in partnership capital” as defined in Treasury Regulation Section 1.613A-3(e)(2)(ii), and Capital Interest Percentage shall be interpreted consistently therewith.

“Code” means the United States Internal Revenue Code of 1986.

“Covered Audit Adjustment” means an adjustment in the amount of any item of income, gain, loss, deduction, or credit of the Company, or any Member’s distributive share thereof, to the extent such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code or any analogous provision of state or local law.

“Depletable Property” means each separate oil and gas property as defined in Code Section 614.

“Depreciation” means, for each Allocation Period an amount equal to the depreciation, amortization or other cost recovery deduction (excluding depletion) allowable for federal income tax purposes with respect to property for such Allocation Period, except that (a) with respect to any such property the Book Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulation Section 1.704-3(d), Depreciation for such Allocation Period shall be the amount of book basis recovered for such Allocation Period under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), and (b) with respect to any other such property the Book Value of which differs from its adjusted tax basis at the beginning of such Allocation Period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of any property at the beginning of such Allocation Period is zero dollars ($0.00), Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the Managing Member.

“Economic Risk of Loss” has the meaning assigned to that term in Treasury Regulation Section 1.752-2(a).

“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for federal income tax purposes, another fiscal year is required or the Managing Member designates another fiscal year. The Company shall have the same fiscal year for federal income tax purposes and for accounting purposes.

“Member” means any person (but not any affiliate or entity in which such person has an equity interest) executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member in accordance with this Agreement, but such term does not include any person who has ceased to be a member in the Company.

“Member Nonrecourse Debt” has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” has the meaning assigned to the term “partner nonrecourse deductions” in Treasury Regulation Section 1.704-2(i)(1).

“Membership Interest” means the interest of a Member in the Company, which may be evidenced by units or other interests, including rights to distributions (liquidating or otherwise), allocations, notices and information, and all other rights, benefits and privileges enjoyed by that Member (under the Delaware Act, the Certificate, this Agreement or otherwise) in its capacity as a Member; and all obligations, duties and liabilities imposed on that Member (under the Delaware Act, the Certificate, this Agreement, or otherwise) in its capacity as a Member.

“Minimum Gain” has the meaning assigned to the term “partnership minimum gain” in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulation Section 1.704-2(b)(1).

“Partnership Representative” has the meaning assigned to that term in Section 6223 of the Code.

“Percentage Interest” means each Member’s percentage ownership of the Company as set forth in Schedule I.

“Profits” or “Losses” means, for each Allocation Period, an amount equal to the Company’s taxable income or loss for such period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses,” shall be subtracted from such taxable income or loss;

(c) in the event the Book Value of any asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 4.3, be taken into account for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of property (other than Depletable Property) with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(e) gain resulting from any disposition of a Depletable Property with respect to which gain is recognized for U.S. federal income tax purposes shall be treated as being equal to the corresponding Simulated Gain;

(f) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(g) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(h) any items that are allocated pursuant to Section 4.3 shall not be taken into account in computing Profits and Losses, but the amounts of the items of income, gain, loss, or deduction available to be specially allocated pursuant to Section 4.3 will be determined by applying rules analogous to those set forth in clauses (a)-(g) above.

“Simulated Basis” means the Book Value of any Depletable Property. The Simulated Basis of each Depletable Property shall be allocated to each Member in accordance with such Member’s Capital Interest Percentage as of the time such Depletable Property is acquired by the Company (and any additions to such Simulated Basis resulting from expenditures required to be capitalized in such Simulated Basis shall be allocated among the Members in a manner designed to cause the Members’ proportionate shares of such Simulated Basis to be in accordance with their Capital Interest Percentages as determined at the time of any such additions), and shall be reallocated among the Members in accordance with the Members’ Capital Interest Percentages as determined immediately following the occurrence of an event giving rise to an adjustment to the Book Values of the Company’s Depletable Properties pursuant to clause (b) of the definition of Book Value.

“Simulated Depletion” means, with respect to each Depletable Property, a depletion allowance computed in accordance with U.S. federal income tax principles (as if the Simulated Basis of the property were its adjusted tax basis) and in the manner specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any Depletable Property, the Simulated Basis of such property shall be deemed to be the Book Value of such property, and in no event shall such allowance, in the aggregate, exceed such Simulated Basis.

“Simulated Gain” means the amount of gain realized from the sale or other disposition of Depletable Property as calculated in Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2).

“Simulated Loss” means the amount of loss realized from the sale or other disposition of Depletable Property as calculated in Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2).

“Treasury Regulation” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

1.2 Name. The name of the Company is Talos Production LLC.

1.3 Purpose. The purpose of the Company is to engage in any lawful act or activity or business permitted by the laws of the State of Delaware as the Managing Member shall determine and any and all activities necessary or incidental to the foregoing as the Managing Member deems appropriate.

1.4 Term. The term of the Company commenced on November 30, 2012, the date the Certificate was filed in the office of the Secretary of State of the State of Delaware, and shall continue in existence until dissolved as provided in this Agreement.

1.5 Offices.

(a) The principal office of the Company, and such additional offices as the Managing Member may determine to establish, shall be located at 500 Dallas Street, Suite 2000, Houston, TX 77002, or at such place or places inside or outside the State of Delaware as the Managing Member may designate from time to time.

(b) The registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name and address of the Company’s registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

ARTICLE II

POWERS AND MANAGEMENT; OFFICERS

2.1 The Company. Except as otherwise provided in this Agreement, the Delaware Act or any other applicable laws and regulations, the Company, the Managing Member, and each Officer, acting singly, shall, subject to the last sentence of Section 2.2, have the power and authority to take any and all actions that are necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes described herein.

2.2 Management. The Managing Member is hereby designated as the manager of the Company within the meaning of the Delaware Act and the management and control of the business and affairs of the Company shall be vested exclusively in the Managing Member. In carrying out its duties, the Managing Member shall exercise all voting rights with respect to property held by the Company and shall have the right to delegate to any person such duties and responsibilities with respect to the business of the Company as it in its discretion shall determine. No such person, except within the limits prescribed by the Managing Member, shall take any action to commit the Company with respect to any transaction without the approval of the Managing Member. Notwithstanding any other provision of this Agreement to the contrary, the Managing Member and each Officer, acting singly, are hereby authorized to execute and deliver, on behalf of the Company, any and all agreements, certificates or other documents that are necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes of the Company, all without the consent of any other person or entity being required. Notwithstanding the foregoing, the Managing Member shall have the power and authority to override any decision made or action taken by an Officer, and any action taken by the Managing Member that is inconsistent with a decision made or action taken by an Officer shall automatically override such decision or action of such Officer and such action of the Managing Member shall be binding upon the Company.

2.3 Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the certificate of the Managing Member to the effect that it is the Managing Member and upon the power and authority of the Managing Member as herein set forth.

2.4 Officers.

(a) The Managing Member may, from time to time as it deems appropriate, select natural persons and designate them as officers of the Company (the “Officers”) and assign titles (including, without limitation, President, Vice President, Treasurer, Assistant Treasurer, and Secretary) to any such person. Unless the Managing Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Except as otherwise expressly provided in this Agreement, the Managing Member shall have complete and exclusive discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes of the Company. The powers of the Managing Member and each of the Officers shall include, without limitation, the authority (i) to negotiate, complete, execute, acknowledge, deliver and perform any and all agreements, deeds, instruments, receipts, certificates and other documents on behalf of the Company, and (ii) to take all such other actions on behalf of the Company as the Managing Member may consider necessary or advisable in connection with the management of the Company. Subject to the last sentence of Section 2.2, all determinations, decisions and actions made or taken by the Managing Member, or any of the Officers, in accordance with this Agreement shall be conclusive and absolutely binding upon the Company. Any delegation pursuant to this Section 2.4(a) may be revoked at any time by the Managing Member. An Officer may be removed with or without cause by the Managing Member. No Officer, by virtue of being such, shall be a “manager” within the meaning of the Delaware Act. The Managing Member and the Officers shall not be liable to the Company or any Member for breach of any duty (including fiduciary duties) if they relied in good faith on the provisions on this Agreement. Whenever in this Agreement the Managing Member or any Officer is permitted or required to make a decision in its discretion or under a grant of similar authority or latitude, the Managing Member or such Officer shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the maximum extent permitted by applicable law, have no duty (including fiduciary duties) or obligation to give any consideration to any interest of or factors affecting any Member, the Company or any other Person. The parties hereto hereby acknowledge and agree that the provisions of this Agreement, including the provisions of this Section 2.4(a), to the extent they restrict or eliminate the duties (including fiduciary duties) and liabilities relating thereto otherwise existing at law or in equity, replace completely and absolutely such other duties (including fiduciary duties) and liabilities relating thereto and further acknowledge and agree that the provisions of this Section 2.4(a) are fundamental elements to the agreement of the parties hereto to enter into this Agreement and without such provisions the parties hereto would not have entered into this Agreement.

(b) Each Officer shall hold office until his or her successor shall be duly designated and qualified or until his or her death or until he or she shall resign or shall have been removed from the Company.

(c) Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Managing Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

2.5 Accounting. The accounting for Company purposes shall be in accordance with accounting principles determined by the Managing Member.

ARTICLE III

INTERESTS AND CAPITAL CONTRIBUTIONS

3.1 Interests. The Membership Interests shall for all purposes be personal property. No holder of a Membership Interest shall have any interest in specific Company assets or property, including assets or property contributed to the Company by the Members as part of any capital contribution. Each Member’s Percentage Interest in the Company as of the date hereof is set forth on Schedule I attached hereto.

3.2 Capital Contributions. The Members are deemed admitted as members of the Company as of the date hereof. The Members are not required to make any capital contributions to the Company. However, the Members may at any time make capital contributions to the Company in such amounts and percentages as determined by the Managing Member.

3.3 Capital Account.

(a) A separate capital account (a “Capital Account”) shall be established and maintained for each Member in accordance with the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv). Each Member’s Capital Account (i) shall be increased by (A) the amount of money contributed by such Member to the Company (including, to the extent applicable, pursuant to the last sentence of this Section 3.3(a)), (B) the initial Book Value of property contributed by such Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Code Section 752), (C) allocations to such Member of Profits pursuant to Section 4.2 and any other items of income or gain allocated to such Member pursuant to Section 4.3, and (D) any other increases allowed or required by Treasury Regulation Section 1.704-1(b)(2)(iv), and (ii) shall be decreased by (A) the amount of money distributed to such Member by the Company, (B) the Book Value of property distributed to such Member by the Company (net of liabilities secured by the distributed property that such Member is considered to assume or take subject to under Code Section 752), (C) allocations to such Member of Losses pursuant to Section 4.2 and any other items of loss or deduction allocated to such Member pursuant to Section 4.3, and (D) any other decreases allowed or required by Treasury Regulation Section 1.704-1(b)(2)(iv).

(b) In the event of a transfer of the interest of the Company made in accordance with this Agreement, the Capital Account of the transferor that is attributable to the transferred units shall carry over to the transferee Member in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

(c) Except as otherwise required by the Delaware Act, no Member shall have any liability to restore all or any portion of a deficit balance in such Member’s Capital Account.

ARTICLE IV

DISTRIBUTIONS AND ALLOCATIONS

4.1 Distributions.

(a) The Company shall make distributions of cash or other assets to the Members pro rata in accordance with their Percentage Interests at the times and in the manner that the Managing Member (or its delegate) deems appropriate. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Members on account of their Percentage Interests in the Company if such distribution would violate Section 18-607 of the Delaware Act or other applicable law.

4.2 Allocations of Profits and Losses.

After giving effect to the allocations under Section 4.3, Profits and Losses (and to the extent determined necessary and appropriate by the Managing Member to achieve the resulting Capital Account balances described below, any allocable items of gross income, gain, loss and expense includable in the computation of Profits and Losses) for each Allocation Period shall be allocated among the Members during such Allocation Period, in such a manner as shall cause the Capital Accounts of the Members (as adjusted to reflect all allocations under Section 4.3 and all distributions through the end of such Allocation Period) to equal, as nearly as possible, (a) the amount such Members would receive if all assets of the Company on hand at the end of such Allocation Period were sold for cash equal to their Book Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited in the case of non-recourse liabilities to the Book Value of the property securing such liabilities) and all remaining or resulting cash were distributed to the Members under Section 4.1 minus (b) such Member’s share of Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

4.3 Special Allocations.

The following allocations shall be made in the following order:

(a) Nonrecourse Deductions shall be allocated to the Members as determined by the Managing Member, to the extent permitted by the Treasury Regulation.

(b) Member Nonrecourse Deductions attributable to Member Nonrecourse Debt shall be allocated to the Members bearing the Economic Risk of Loss for such Member Nonrecourse Debt as determined under Treasury Regulation Section 1.704-2(b)(4). If more than one Member bears the Economic Risk of Loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the Economic Risk of Loss. This Section 4.3(b) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.

(c) Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for an Allocation Period (or if there was a net decrease in Minimum Gain for a prior Allocation Period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 4.3(c)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(g)(2)). This Section 4.3(c) is intended to constitute a minimum gain chargeback under Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(d) Notwithstanding any provision hereof to the contrary except Section 4.3(c) (dealing with Minimum Gain), if there is a net decrease in Member Nonrecourse Debt Minimum Gain for an Allocation Period (or if there was a net decrease in Member Nonrecourse Debt Minimum Gain for a prior Allocation Period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 4.3(d)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(i)(4)). This Section 4.3(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e) Notwithstanding any provision hereof to the contrary except Sections 4.3(a) and 4.3(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit balance in its Adjusted Capital Account) at the end of such Allocation Period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 4.3(e) shall be allocated to the Members who do not have a deficit balance in their Adjusted Capital Accounts in proportion to their relative positive Adjusted Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have a deficit in its Adjusted Capital Account.

(f) Notwithstanding any provision hereof to the contrary except Sections 4.3(c) and 4.3(d), a Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) shall be allocated items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Allocation Period) in an amount and manner sufficient to eliminate any deficit balance in such Member’s Adjusted Capital Account as quickly as possible; provided, however, that an allocation pursuant to this Section 4.3(f) shall be made only if and to the extent that such Member would have a deficit Adjusted Capital Account balance after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.3(f) were not in this Agreement. This Section 4.3(f) is intended to constitute a qualified income offset under Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(g) In the event that any Member has a deficit balance in its Adjusted Capital Account at the end of any Allocation Period, such Member shall be allocated items of Company gross income, gain and Simulated Gain in the amount of such deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 4.3(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account after all other allocations provided for in this Article IV have been tentatively made as if Section 4.3(f) and this Section 4.3(g) were not in this Agreement.

(h) To the extent an adjustment to the adjusted tax basis of any Company properties pursuant to Code Section 734(b) (including any such adjustments pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to any Member in complete liquidation of such Member’s interests in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) if such Treasury Regulation Section applies, or to the Member to whom such distribution was made if Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

(i) Simulated Depletion for each Depletable Property, and Simulated Loss upon the disposition of a Depletable Property, shall be allocated among the Members in proportion to their shares of the Simulated Basis in such property.

(j) Items of income, gain, loss, expense or credit resulting from a Covered Audit Adjustment shall be allocated to the Members in accordance with the applicable provisions of the Bipartisan Budget Act.

4.4 Income Tax Allocations.

(a) All items of income, gain, loss and deduction for federal income tax purposes shall be allocated in the same manner as the corresponding item is allocated pursuant to Sections 4.2 or 4.3, except as otherwise provided in this Section 4.4 or Section 4.5.

(b) In accordance with the principles of Code Section 704(c) and the Treasury Regulation thereunder (including the Treasury Regulation applying the principles of Code Section 704(c) to changes in Book Values), income, gain, deduction and loss with respect to any Company property having a Book Value that differs from such property’s adjusted federal income tax basis shall, solely for federal income tax purposes, be allocated among the Members in order to account for any such difference using one of the methods described under Treasury Regulation Section 1.704-3 or such other method or methods as determined by the Managing Member to be appropriate and in accordance with the applicable Treasury Regulation.

(c) Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions (taking into account the effect of remedial allocations), and (ii) recapture of grants or credits shall be allocated to the Members in accordance with applicable law.

(d) Tax credits of the Company shall be allocated among the Members as provided in Treasury Regulation Sections 1.704-1(b)(4)(ii) and 1.704-1(b)(4)(viii).

(e) Allocations pursuant to this Section 4.4 are solely for purposes of federal, state, and local taxes and, except as otherwise specifically provided, shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

4.5 Income Tax Allocations with Respect to Depletable Properties.

(a) Cost and percentage depletion deductions with respect to any Depletable Property shall be computed separately by the Members rather than the Company. For purposes of such computations, the U.S. federal income tax basis of each Depletable Property shall be allocated to each Member in accordance with such Member’s Capital Interest Percentage as of the time such Depletable Property is acquired by the Company (and any additions to such U.S. federal income tax basis resulting from expenditures required to be capitalized in such basis shall be allocated among the Members in a manner designed to cause the Members’ proportionate shares of such adjusted U.S. federal income tax basis to be in accordance with their Capital Interest Percentages as determined at the time of any such additions), and shall be reallocated among the Members in accordance with the Members’ Capital Interest Percentages as determined immediately following the occurrence of an event giving rise to an adjustment to the Book Values of the Company’s Depletable Properties pursuant to clause (b) of the definition of Book Value. The Company shall inform each Member of such Member’s allocable share of the U.S. federal income tax basis of each Depletable Property promptly following the acquisition of such Depletable Property by the Company, any adjustment resulting from expenditures required to be capitalized in such basis, and any reallocation of such basis as provided in the previous sentence.

(b) For purposes of the separate computation of gain or loss by each Member on the taxable disposition of Depletable Property, the amount realized from such disposition shall be allocated (i) first, to the Members in an amount equal to the Simulated Basis in such Depletable Property in proportion to their allocable shares thereof and (ii) second, any remaining amount realized shall be allocated consistent with the allocation of Simulated Gains.

(c) The allocations described in this Section 4.5 are intended to be applied in accordance with the Members’ “interests in partnership capital” under Section 613A(c)(7)(D) of the Code; provided, however, that the Members understand and agree that the Managing Member may authorize special allocations of federal income tax basis, income, gain, deduction or loss, as computed for U.S. federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted U.S. federal income tax basis with respect to Depletable Properties, in such manner as determined consistent with the principles outlined in Section 4.4(b). The provisions of this Section 4.5(c) and the other provisions of this Agreement relating to allocations under Code Section 613A(c)(7)(D) are intended to comply with Treasury Regulation Section 1.704-1(b)(4)(v) and shall be interpreted and applied in a manner consistent with such Treasury Regulation.

4.6 Other Allocation Rules.

(a) All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the Fiscal Year during which each was recognized as the owner of such interest, without regard to the results of Company operations during any particular portion of that year and without regard to whether cash distributions were made to the transferor or the transferee during that year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the Treasury Regulation thereunder.

(b) The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulation Section 1.752-3(a)(3), shall be allocated to the Members in any manner determined by the Managing Member and permissible under the Treasury Regulation.

(c) The definition of Capital Account set forth in Section 3.3(a) and the allocations set forth in Sections 4.3, 4.4, 4.5 and the preceding provisions of this Section 4.6 are intended to comply with the Treasury Regulations. Notwithstanding anything to the contrary in this Agreement, if the Managing Member determines that the determination of a Member’s Capital Account or the allocations to a Member are not in compliance with the Treasury Regulation, the Managing Member is authorized to make any appropriate adjustments.

ARTICLE V

DISSOLUTION AND TERMINATION

5.1 Dissolution. The Company shall be dissolved upon the occurrence of any of the following:

(a) the election by the Managing Member; or

(b) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

5.2 Liquidation.

(a) The liquidation of the Company shall be managed exclusively by the Managing Member.

(b) The proceeds from liquidation of the Company shall be applied as follows:

(i) to creditors, including the Members, if a creditor, to the extent permitted by law, in satisfaction of liabilities of the Company, whether by payment or by establishment of adequate reserves, other than liabilities for distributions to the Members; and

(ii) to the Members.

5.3 Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article IV, and the Certificate in effect as of the date thereof shall have been canceled in the manner required by the Delaware Act.

5.4 Bankruptcy of a Member. The occurrence of any event set forth in Section 18-304 of the Delaware Limited Liability Company Act (Events of bankruptcy) with respect to a Member of the Company (or similar bankruptcy or insolvency event under any law or statute governing such Member) shall not cause such Member to cease to be a Member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

ARTICLE VI

TAX MATTERS

6.1 Tax Returns. The Company shall use good faith efforts to prepare and timely file all federal, state and local and foreign tax returns required to be filed by the Company.

6.2 Tax Partnership. It is the intention of the Members that the Company be classified as a partnership for federal income tax purposes. Unless otherwise approved by the Managing Member, neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law or to be classified as other than a partnership pursuant to Treasury Regulation Section 301.7701-3.

6.3 Tax Elections. Unless otherwise approved by the Managing Member, the Company shall make the following elections on the appropriate forms or tax returns:

(a) to adopt the calendar year as the Company’s Fiscal Year, if permitted under the Code;

(b) to adopt the accrual method of accounting for federal income tax purposes;

(c) to elect to amortize the organizational expenses of the Company as permitted by Code Section 709(b); and

(d) any other election the Managing Member may deem appropriate and in the best interests of the Company. Upon request of the Managing Member, each Member shall cooperate in good faith with the Company in connection with the Company’s efforts to elect out of the application of the company-level audit and adjustment rules of the Bipartisan Budget Act, if applicable.

6.4 Partnership Representative. The Managing Member may appoint and replace a Partnership Representative and authorize the Partnership Representative to take any and all actions determined by the Managing Member and permissible under the Bipartisan Budget Act. Pursuant to Section 11.4, the Managing Member shall have the authority to amend this Section 6.4 to give effect to the provisions of the Bipartisan Budget Act and each Member agrees to be bound by the provisions of any such amendment. The Partnership Representative is authorized to take such actions and to execute and file all statements and forms on behalf of the Company that are approved by the Managing Member and are permitted or required by the applicable provisions of the Bipartisan Budget Act (including a “push-out” election under Section 6226 of the Code or any analogous election under state or local tax law). Any reasonable, documented cost or expense incurred by the Partnership Representative in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

ARTICLE VII

ADMISSION OF A MEMBER

7.1 Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of, and on the terms set forth by, the Managing Member. Upon the admittance of additional members to the Company, Schedule I hereto shall be amended accordingly.

ARTICLE VIII

ASSIGNMENTS AND RESIGNATION

8.1 Assignments. A Member may at any time assign in whole or in part its limited liability company interest in the Company with the consent of the Managing Member, acting in its sole discretion. If a Member transfers all or any portion of its interest in the Company pursuant to this Section 8.1, the transferee shall be admitted to the Company as a member (and shall thereafter be a “Member”) upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer. If a Member transfers all of its interest in the Company, immediately following the admission of the transferee Member, the transferor Member shall cease to be a member of the Company. Upon the consent of the Managing Member to the assignment, in whole or in part, of a Member’s limited liability company interest in the Company, Schedule I hereto shall be amended accordingly.

8.2 Withdrawal. A Member may at any time withdraw from the Company with the consent of the Managing Member, acting in its sole discretion. If the withdrawal of a Member pursuant to this Section 8.2 would cause there to be no remaining members, an additional member shall be admitted to the Company, subject to Section 7.1 hereof, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the withdrawal, and, immediately following such admission, the withdrawing Member shall cease to be a member of the Company. Upon the withdrawal of a Member from the Company, Schedule I hereto shall be amended accordingly.

ARTICLE IX

GOVERNING LAW

9.1 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to its principles of conflict of laws.

ARTICLE X

LIABILITY, EXCULPATION AND INDEMNIFICATION

10.1 Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person (as defined below) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person. The failure of a limited liability company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on any Member or manager for liabilities of the limited liability company.

10.2 Exculpation. To the fullest extent not prohibited by law, no Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company except, with respect to any Covered Person other than the Members, for any such loss, damage or claim as may be attributable to fraud, willful violation of law, willful misconduct or gross negligence on the part of such Covered Person. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person as to matters the Covered Person reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or net cash flow or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.

10.3 Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company except, with respect to any Covered Person other than the Members, for any such loss, damage or claim as is attributable to fraud, willful violation of law, willful misconduct or gross negligence on the part of such Covered Person; provided, however, that any indemnity under this Section 8.3 shall be provided out of and to the extent of Company assets only, and no Member shall have any personal liability on account thereof.

10.4 Advancement of Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be finally judicially determined that the Covered Person is not entitled to be indemnified as authorized in Section 8.3. Notwithstanding anything to the contrary of the foregoing, the Company’s obligation, if any, to indemnify or advance expenses to any Covered Person is intended to be secondary to any such obligation of or under, and shall be reduced by any amount such Covered Person may collect as indemnification or advancement from, any portfolio company or subsidiary thereof or any insurance policies of such portfolio company or its subsidiary and the Company shall, to the fullest extent permitted by law, be fully subrogated to all rights of such Covered Person against such portfolio companies or subsidiaries thereof or insurance policies of such portfolio companies or their subsidiaries.

10.5 Outside Businesses. Any Covered Person may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company and the other Covered Persons shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. No Covered Persons shall be obligated to present any particular investment opportunity to the Company, even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and any Covered Person shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.

10.6 Covered Person. For purposes of this Article VIII, “Covered Person” shall mean the Members, any affiliate of the Members, any officer, director, shareholder, partner, member, employee, representative or agent of any of the foregoing, any employee or agent or Officer of the Company.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. All notices or other communications given or made under this Agreement shall be in writing. Notices or other communications shall be mailed by regular mail, postage prepaid, to the Members at 500 Dallas Street, Suite 2000, Houston, TX 77002 Attn: General Counsel, and to the Company at 500 Dallas Street, Suite 2000, Houston, TX 77002, Attn: General Counsel, or at such other address as the Members may specify to the Company or the Company to the Members in a written notice pursuant to this Section 11.1.

11.2 Separability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

11.3 Entire Agreement. This Agreement constitutes the entire agreement of the Members with respect to the subject matter hereof.

11.4 Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Members.

11.5 Sole Benefit of Members. The provisions of this Agreement (including Section 3.2) are intended solely to benefit the Members (and, with respect to Article VIII, the Covered Persons) and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and no Members shall have any duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

11.6 Captions. The titles and captions contained herein are for convenience only and shall not be deemed part of this Agreement.

11.7 Numbers and Gender. Where the context so indicates, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, and person shall include corporation, firm or any other entity.

11.8 Consents by the Managing Member. Any action that may be taken by the Managing Member at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the Managing Member.

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